EXHIBIT 10.1

CREDIT AGREEMENT
Dated as of November 17, 2010
among
VALUEVISION MEDIA, INC.,
as the Lead Borrower
For
The Borrowers Named Herein
CRYSTAL FINANCIAL LLC,
as Agent and as a Lender
and
The Other Lenders Party Hereto

(i)

(ii)

(iii)

(iv)

SCHEDULES

1.01	Borrowers
1.02	Loan Parties’ Fiscal Accounting Calendar
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Note
B	Compliance Certificate
C	Assignment and Assumption
D	Credit Card Processor Notification
E	Borrowing Base Certificate

(v)

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of November 17, 2010, among
     VALUEVISION MEDIA, INC., a Minnesota corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (together with the Lead Borrower, collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and
     CRYSTAL FINANCIAL LLC, as Agent for the Lenders.
     The Borrowers have requested that the Lenders make a term loan to the Borrowers, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “ACH” means automated clearing house transfers.
     “Accommodation Payment” as defined in Section 10.21(d).
     “Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.
     “Additional Credit Support” means (i) 100% of all Eligible Cash, or (ii) the then maximum amount available for drawing under the Eligible Letter of Credit; provided that to the extent the Additional Credit Support exceeds $2,500,000, no Eligible Cash shall be included as Additional Credit Support unless the Borrowers have not obtained the Eligible Letter of Credit after having used commercially reasonable efforts in respect thereof.
     “Adjusted LIBO Rate” means, for any Interest Period with respect to any Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to the greater of (a) (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate, and (b) 1.50%. The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
     “Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of such Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.
     “Agent” means Crystal Financial LLC, in its capacity as Agent under any of the Loan Documents, or any successor Agent.
     “Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.
     “Agreement” means this Credit Agreement.
     “Allocable Amount” has the meaning specified in Section 10.21(d).
     “Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.
     “Applicable Margin” means (a) from and after the Closing Date through the first anniversary thereof, 6.50% per annum and (b) after the first anniversary of the Closing Date, 8.50% per annum; provided that for purposes of Sections 3.02 and 3.03 hereof, “Applicable Margin” shall mean (x) from and after the Closing Date through the first anniversary thereof, 5.50% per annum and (y) after the first anniversary of the Closing Date, 7.50% per annum.
     “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Loans represented by the outstanding principal balance of such Lender’s Loan at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Appraised Value” means (a) with respect to the Borrowers’ Eligible Inventory, the appraised wholesale orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of the Borrowers’ Eligible Inventory as set forth in the Borrowers’ inventory stock ledger, which percentage shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, (b) with respect to the Borrowers’ Eligible Real Estate, the fair market value of the Borrowers’ Eligible Real Estate as set forth in the most recent appraisal of the Borrowers’ Eligible Real Estate as determined from time to time by an independent appraiser engaged by the Agent, which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months or less than three (3) months, or (c) with respect to the Borrowers’ Eligible Consumer Receivables, the appraised orderly liquidation value, which value is expressed as a percentage of total Value Pay Plan receivables outstanding and which shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.
     “Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the fiscal year ended January 30, 2010, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Lead Borrower and its Subsidiaries, including the notes thereto.
     “Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, subject to the provisions of Section 2.01(b) hereof, such reserves as the Agent from time to time determines in its Credit Judgment.
     “Average FICO Score” shall mean, on any date of determination, the average FICO Score of all Persons participating in the Value Pay Plan for whom a FICO score has been obtained, as determined by Agent in accordance with its practices in the ordinary course of business in effect on the Closing Date.
     “Base Rate“ means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate plus one percent (1.00%), or (c) the rate of interest in effect for such day published in the “Money Rates” section of The Wall Street Journal as the “prime rate.” Any change in the prime rate shall take effect at the opening of business on the day of such change.
     “Blocked Account” means each DDA (other than a Specified DDA) maintained by a Loan Party (i) in which funds described in Section 6.13(b) hereof are deposited, and (ii) which is or is required by the Agent to be subject to a Blocked Account Agreement.
     “Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Event of Default, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

     “Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
     “Borrower URL” means the internet address of a specific website used by any Borrower.
     “Borrowers” has the meaning specified in the introductory paragraph hereto.
     “Borrowing Base” means, at any time of calculation, an amount equal to:
     (a) 90% of the amount of Eligible Credit Card Receivables (net of Receivables Reserves applicable thereto) recorded in the Borrowers’ books and records;
     plus
     (b) the amount of Eligible Consumer Receivables recorded in the Borrowers’ books and records, net of Receivables Reserves applicable thereto, multiplied by (i) the Appraised Value of Eligible Consumer Receivables, multiplied by (ii) 90%;
          plus
     (c) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by (i) the Appraised Value of Eligible Inventory, multiplied (ii) by 75%;
     plus
     (d) the Additional Credit Support;
     plus
     (e) 40% of the fair market value of Eligible Real Estate, net of Realty Reserves;
          minus
          (f) the then amount of letters of credit issued by any Person and outstanding for the account of any of the Loan Parties (including, without limitation, the letters of credit described in clauses (h) and (i) of the definition of “Permitted Indebtedness”), but only to the extent any such letter of credit is not fully cash collateralized;
     minus
     (g) the then amount of all Availability Reserves.
     “Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by the Lead Borrower signed by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

     “Business” means the sale, marketing and distribution of consumer products through television programming and other electronic media and activities necessary to conduct the foregoing.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located.
     “Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any “change in control” or “sale” or “disposition” or similar event as defined in any Organizational Document of any Loan Party or in any document governing Material Indebtedness of any Loan Party; or
     (d) the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party and Norwell free and clear of all Liens (other than the Liens in favor of the Agent, in the case of the other Loan Parties), except where such failure is as a result of a transaction permitted by the Loan Documents.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.
     “Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.
     “Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee, customs broker, freight forwarder, warehouseman or other Person in possession of Collateral, and (b) each landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee, customs broker, freight forwarder, warehouseman or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.
     “Communications Act” means the Communications Act of 1934 and any successor federal statute and the rules and regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit B.
     “Concentration Account” has the meaning provided in Section 6.13(b).
     “Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

     “Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Cost” means the cost of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs or other non-purchase price charges (other than freight) used in the Borrowers’ calculation of cost of goods sold.
     “Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).
     “Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by GE Money Bank under the GE Private Label Credit Card Program, by another Person (approved by the Agent in writing) pursuant to a private label credit card program approved by the Agent in writing (such approval to be required with respect to provisions relating to Liens and payment terms only), by a major credit or debit card issuer (including, but not limited to, Visa, MasterCard and American Express and such other issuers approved by the Agent), or by any other Person on account of an alternative payment method (i.e., an ACH product) approved by the Agent in writing, to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.
     “Credit Card Reserve” shall mean, at any time, an Availability Reserve in an amount equal to twenty percent (20%) of the Eligible Credit Card Receivables as reported in the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 6.02(d).
     “Credit Judgment” means the Agent’s commercially reasonable judgment exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions in the retail industry.
     “Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (v) the permitted successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
     “Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (C) the enforcement or protection of its rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, (b) without duplication, the reasonable fees, charges and disbursements of counsel for the Initial Lenders incurred prior to the Closing Date in connection with the preparation and negotiation of this Agreement and the other Loan Documents, and (c) all reasonable out-of-pocket expenses incurred by the Lenders who are not the Agent or any of its Affiliates after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).
     “DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to the Loans plus 2% per annum.
     “DIP Financing” means with respect to a case under Debtor Relief Laws with respect to any Loan Party, financing to be provided in good faith by any or all of the Initial Lenders under Section 364 of the Bankruptcy Code or the use of cash collateral with the consent of the Agent acting at the direction of the Required Lenders under Section 363 of the Bankruptcy Code.
     “DirecTV” means DIRECTV, Inc., a California corporation.
     “DirecTV Agreement” means that certain letter agreement dated July 1, 1999, among DirecTV, CNBC, Inc., MSNBC Cable, L.L.C., National Broadcasting Company, Inc. and the Lead Borrower, as amended by that certain letter agreement dated April 13, 2001, that certain letter agreement dated September 23, 2004, that certain letter agreement dated November 22, 2005, that certain letter agreement dated August 3, 2007, and that certain letter agreement dated October 22, 2009.
     “DirecTV Security Documents” shall mean, collectively, that certain (i) Mortgage and Security Agreement and Fixture Financing Statement executed by the Lead Borrower in favor of DirecTV dated November 22, 2009, as hereafter amended and in effect from time to time subject to the provisions of Section 7.17(b), and (ii) Mortgage and Security Agreement between Norwell and DirecTV dated November 22, 2009, as hereafter amended and in effect from time to time.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including but not limited to any sale and leaseback transaction) and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
     “Dollars” and “$” mean lawful money of the United States.
     “Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.
     “Eligible Cash” means either (a) cash of a Borrower from time to time deposited in a DDA in the name of a Loan Party maintained with a Blocked Account Bank which is satisfactory to the Agent, which DDA is and has continuously been subject to a first-priority, perfected security interest in favor of the Agent, or (b) such cash equivalents as may be acceptable to the Agent in its discretion, which cash equivalents are and have continuously been subject to a first-priority perfected security interest in favor of the Agent.
     “Eligible Consumer Receivables” means Accounts arising under the Value Pay Plan which comply with each of the covenants, representations and warranties respecting such Accounts made by the Borrowers in the Loan Documents arising from the sale of the Borrowers’ Inventory (other than those consisting of Credit Card Receivables) that satisfy the following criteria at the time of creation and continue to meet the same at all times: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from an account debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (o) below. Without limiting the foregoing, to qualify as an Eligible Consumer Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Consumer Receivable, provided that any Account included within any of the following categories shall not constitute an Eligible Consumer Receivable:
     (a) Accounts that are not evidenced by an invoice (it being understood that this shall not exclude future Value Pay Plan installments invoiced on the first installment);
     (b) Accounts (i) that are not subject to a perfected first-priority security interest in favor of the Agent, or (ii) with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents);
     (c) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;
     (d) Accounts which have been classified as counterfeit, canceled or fraudulent or for which any card issued in connection therewith has been stolen or lost;
     (e) Accounts which arise out of any sale made not in the ordinary course of business under the Value Pay Plan, or are not payable in Dollars;
     (f) Accounts which, when aggregated with all other Accounts due from the obligor thereon, exceed the personal credit limit for such obligor established by the Borrowers;
     (g) Accounts which are owed by any account debtor whose principal place of business is not within the United States or Canada;
     (h) Accounts which are owed by any Affiliate of a Loan Party;
     (i) Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business, but without duplication of any deduction made in the determination of the Appraised Value of Eligible Consumer Receivables;
     (j) Accounts arising out of sales to account debtors outside the United States or Canada;

     (k) Accounts for which the related merchandise has been returned, rejected or repossessed;
     (l) Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business under the Value Pay Plan;
     (m) Accounts which constitute Credit Card Receivables;
     (n) Accounts which have been charged-off;
     (o) Accounts due from GE Money Bank on account of the GE Private Label Credit Card Program to the extent such Accounts exceed twenty percent (20%) of all Accounts then outstanding in respect of the Value Pay Plan; or
     (p) Accounts which are, as indicated through the findings of a third party appraiser or commercial finance examiner reasonably acceptable to the Agent, unacceptable for borrowing; provided that, to the extent any such Account was previously determined to be acceptable, if such Account is later deemed to be unacceptable in accordance with the foregoing, unless Exigent Circumstances then exist, the Agent shall provide the Lead Borrower with at least one (1) Business Day’s advance written notice prior to the effective date of any such determination and will be available to discuss the reason for such determination.
     “Eligible Credit Card Receivables” means Credit Card Receivables due to a Borrower on a non-recourse basis, as arise in the ordinary course of business, which have been earned by performance, and which comply with each of the covenants, representations and warranties respecting such Credit Card Receivables made by the Borrowers in the Loan Documents. Without limiting the foregoing, unless the Required Lenders otherwise agree, none of the following shall be deemed to be Eligible Credit Card Receivables:
     (a) Accounts due from major credit card processors and major debit card processors that have been outstanding for more than five (5) Business Days from the date of transmission to such credit card processors;
     (b) Accounts due from major credit card processors and major debit card processors with respect to which a Loan Party does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Agent and, solely with respect to amounts due from GE Money Bank under the GE Private Label Credit Card Program, Liens in favor of GE Money Bank thereunder);
     (c) Accounts due from major credit card processors and major debit card processors that are not subject to a first priority security interest in favor of the Agent (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);
     (d) Accounts due from major credit card processors and major debit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

     (e) Accounts due from major credit card processors as to which the credit card processor has previously demanded that, or has the then current right (without any further contingency) to require, a Loan Party to repurchase the Accounts from such credit card processor;
     (f) Accounts due from any Person on account of any private label credit card program of a Borrower (excluding the GE Private Label Credit Card Program and any other private label credit card program approved in writing by the Agent (which approval shall be required with respect to provisions relating to Liens and payment terms only)); or
     (g) Accounts due from major credit card processors, major debit card processors or from any other Person by any alternative payment method approved by the Agent in writing which are, as indicated through the findings of a third party appraiser or commercial finance examiner reasonably acceptable to the Agent, unacceptable for borrowing; provided that, to the extent any such Account was previously determined to be acceptable, if such Account is later deemed to be unacceptable in accordance with the foregoing, unless Exigent Circumstances then exist, the Agent shall provide the Lead Borrower with at least one (1) Business Day’s advance written notice prior to the effective date of any such determination and will be available to discuss the reason for such determination.
     “Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of a Borrower’s business, in each case that, except as otherwise agreed by the Agent, complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Required Lenders, the following items of Inventory shall not be included in Eligible Inventory:
     (a) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;
     (b) Inventory that is leased by or is on consignment to a Borrower or constitutes samples;
     (c) Inventory that is not located in the United States of America (excluding territories or possessions of the United States) or is in-transit to a Borrower;
     (d) Inventory at a location that is not owned or leased by a Borrower, except to the extent that the Borrowers have furnished the Agent with (i) any UCC financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent;
     (e) Inventory that is located in a distribution center or other location leased by a Borrower, unless the applicable lessor has delivered to the Agent a Collateral Access Agreement;
     (f) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor as evidenced by an issued return authorization from the vendor, (iii) are obsolete or slow moving (as determined in accordance with the Borrowers’ business practices in effect on the Closing Date), or custom items, work-in-process, raw materials, or that constitute labels, bags, spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (v) are bill and hold goods, (vi) have been owned by the Borrowers for more than thirteen months, (vii) constitute melt, no return, RMA drop shipment, scrap, employee, EP outlet, liquidation or auction (as described in the most recent commercial finance examination delivered to the Agent) or (viii) are, as indicated through the findings of a third party appraiser or commercial finance examiner reasonably acceptable to the Agent, unacceptable for borrowing; provided that, with respect to solely this clause (viii), to the extent any such Inventory was previously determined to be acceptable, if such Account is later deemed to be unacceptable in accordance with the foregoing, unless Exigent Circumstances then exist, the Agent shall provide the Lead Borrower with at least one (1) Business Day’s advance written notice prior to the effective date of any such determination and will be available to discuss the reason for such determination;
     (g) Inventory that is not subject to a perfected first-priority security interest in favor of the Agent;
     (h) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;
     (i) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement; or
     (j) Inventory located at the Borrowers’ Eden Prairie, Minnesota offices.
     “Eligible Letter of Credit” means an irrevocable standby letter of credit which (i) is issued for the account of a Borrower in favor of the Agent, for the benefit of the Secured Parties, as beneficiary, (ii) has a final expiry date of no sooner than one (1) year following the Maturity Date, (iii) provides for multiple draws, (iv) is issued by a financial institution acceptable to the Agent in its sole discretion, and (v) is otherwise in form and substance and with terms and conditions acceptable to the Agent as determined in the Agent’s reasonable discretion.
     “Eligible Real Estate” means the Real Estate located at 4811 Nashville Road, Bowling Green, Kentucky, and which, except as otherwise agreed by the Required Lenders, satisfies all of the following conditions:
     (a) A Loan Party owns such Real Estate in fee simple absolute;
     (b) The Agent shall have received evidence that all actions that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to those Liens permitted by Section 7.01 hereof which have priority over the Lien of the Agent by operation of Applicable Law or otherwise reasonably acceptable to the Agent) on the property described in the Mortgages has been taken.
     (c) The Agent shall have received an appraisal (based upon Appraised Value) of such Real Estate complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent; and
     (d) The Real Estate Eligibility Requirements have been satisfied.
     “Environmental Compliance Reserve” means, with respect to Real Estate, any reserve which the Agent, from time to time in its Credit Judgment establishes for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equipment” has the meaning set forth in the Security Agreement.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.
     “Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived in accordance with the terms hereof.
     “Excess Availability” means the difference between (a) the Borrowing Base, and (b) the Total Outstandings.
     “Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a), and (d) any United States withholding tax imposed by FATCA.
     “Executive Order” has the meaning set forth in Section 10.18.
     “Exigent Circumstances” means an event or circumstance that either (a) could result in a material deterioration of the value of the Collateral, or (b) could materially and imminently threaten the ability of the Agent to realize upon all or a material part of the Collateral, such as, without limitation, fraudulent removal or concealment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or (c) could result in a material impairment of the ability of the Credit Parties to obtain repayment of the Obligations in full in cash.
     “Existing Credit Agreement” means that certain Revolving Credit and Security Agreement dated as of November 25, 2009 among the Borrowers, PNC Bank, National Association, as agent, and a syndicate of lenders.
     “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments (except to the extent resulting from negotiations with vendors on account of markdowns in accordance with the Borrowers’ business practices as in effect on the Closing Date). For the avoidance of doubt, such term shall not include any cash received by or paid to or for the account of any Person in respect of the issuance of Equity Interests in the Lead Borrower.
     “Facility Guaranty” means any guaranty of the Obligations made by a Guarantor in favor of the Agent and the Lenders, in form reasonably satisfactory to the Agent.
     “Fanbuzz” shall mean Fanbuzz, Inc., a Delaware corporation.
     “Fanbuzz Retail” shall mean Fanbuzz Retail, Inc., a Delaware corporation.
     “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.
     “FCC” means the Federal Communications Commission or any other successor Governmental Authority administering the Communications Act.
     “FCC License” means any license, authorization or permit issued by the FCC or any other Governmental Authority in connection with the operation of a Loan Party’s or its Subsidiaries’ business.
     “Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%), as determined by the Agent, charged to such reference bank(s) as the Agent may determine on such day on such transactions.
     “Fee Letter” means the letter agreement, dated November 17, 2010, among the Borrowers and the Agent.
     “FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.
     “Fiscal Month” means any fiscal month of any Fiscal Year, in accordance with the fiscal accounting calendar of the Loan Parties attached hereto as Schedule 1.02.
     “Fiscal Year” means any period of 52 or 53 weeks ending on the Saturday nearest to January 31st of any calendar year, in accordance with the fiscal accounting calendar of the Loan Parties attached hereto as Schedule 1.02.
     “Foreign Assets Control Regulations” has the meaning set forth in Section 10.18.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board, and the American Institute of Certified Public Accountants, SEC rules and regulations, and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “GE Private Label Credit Card Program” means the private label credit card program maintained by the Lead Borrower and certain other Loan Parties with GE Money Bank, as evidenced by that certain Private Label Credit Card and Co-Brand Credit Card Consumer Program Agreement dated as of September 20, 2006, as amended by that certain First Amendment to Private Label Consumer Credit Card Program Agreement dated as of December 23, 2009.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

     “Guarantor” means any Person who may hereafter guarantee payment or performance of any of the Obligations, including pursuant to Section 6.12.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Inactive Subsidiaries” means each of Iosota, Fanbuzz and Fanbuzz Retail.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) all Attributable Indebtedness in respect of Capital Lease Obligations of such Person;
     (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (g) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.

     “Initial Lenders” means Crystal Financial LLC and Regiment Capital Special Situations Fund IV, L.P.
     “Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
     “Interest Payment Date” means, as to any Loan, the first day of each month and the Maturity Date.
     “Interest Period” means, as to each Loan, the period commencing on the first Business Day of each calendar month and ending on the day immediately preceding the first Business Day on the following calendar month, provided that no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting.
     “Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.
     “Inventory Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, subject to the provisions of Section 2.01(b), such reserves as the Agent from time to time reasonably determines in its Credit Judgment as being appropriate with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory; provided that in all events, irrespective of the provisions of Section 2.01(b), the Agent may implement such Inventory Reserves as the Agent from time to time reasonably determines in its Credit Judgment based on the following, to the extent inconsistent with, or not adequately accounted for under, the most recent appraisal, commercial finance examination, Borrowing Base Certificates, financial reporting or other similar report provided to the Agent in accordance with the terms hereof:
     (a) seasonality;
     (b) shrinkage;

          (c) change in Inventory composition; and
          (d) change in Inventory mix.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition Equity Interests or substantially all of the assets of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any other investment of money or capital in order to obtain a profitable return.
     “Iosota” shall mean Iosota, Inc., a Delaware corporation.
     “IRS” means the United States Internal Revenue Service.
     “Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.
     “Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.
     “Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
     “Lender” means each Person having a Term Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which such Person becomes a Lender, or after the making of the Loan, each Lender holding any portion of the Loan.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.
     “LIBO Rate” means the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) published in the “Money Rates” section of The Wall Street Journal as the as the London interbank offered rate for deposits in Dollars on the first Business Day of each calendar month (or, if more than one rate is published, then the highest of such rates) for a term of one month, or if such “Money Rates” section is unavailable for any reason on such date, the rate which appears on the Reuters Screen ISDA Page as of such date at approximately 11:00 a.m. (London, England time); provided that, if the Agent determines that the relevant foregoing sources are unavailable, “LIBO Rate” shall mean the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. dollars are offered to the Agent by leading banks in the London interbank market as of 10:00 a.m., on the first Business Day of each calendar month for a one month term and in an amount comparable to the amount of the applicable Loan.

     “Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
     “Loan” means an extension of credit by a Lender to the Borrowers under Article II.
     “Loan Account” has the meaning assigned to such term in Section 2.06.
     “Loan Documents” means this Agreement, each Note, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Eligible Letter of Credit, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.
     “Loan Parties” means, collectively, the Borrowers and each Guarantor.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party or the Lead Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party; (c) a material impairment of the rights and remedies of, or benefits available to, the Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse change in, or a material adverse effect upon, the Collateral (including, without limitation, on the realizable value thereof and impediments to the ability to realize upon the Collateral). In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
     “Material Indebtedness” means any Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $1,000,000; provided that, in all events all Indebtedness owing under the DirecTV Agreement shall constitute Material Indebtedness. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.
     “Maturity Date” means November 17, 2015.

     “Maximum Rate” has the meaning provided therefor in Section 10.09.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgages” mean each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the interest in the Real Estate encumbered thereby in favor of the Agent.
     “Mortgage Policy” has the meaning specified in the definition of Real Estate Eligibility Requirements.
     “MSO” means multi-system operator.
     “MSO Contracts” means a contract between any of the Loan Parties and a MSO.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any tax refund, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions paid by any Loan Party to third parties (other than Affiliates)); and
     (b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
     “Non-Consenting Lender” means any Lender which does not consent to a proposed course of action; provided that, any Lender which does not provide its consent within seven (7) Business Days from receipt of written notice to such Lender from the Agent of a proposed course of action to be followed by the Agent, shall be deemed to be a Non-Consenting Lender.
     “Norwell” means Norwell Television, LLC, a Delaware limited liability company.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing a Loan made by such Lender, substantially in the form of Exhibit A, as may be amended, supplemented or modified from time to time.

     “NPL” means the National Priorities List under CERCLA.
     “Obligations” means all loans, advances to, and debts (including principal, interest (including, without limitation, Term Loan PIK Interest), fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest ,fees, costs, expenses and indemnities are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Loans after giving effect to any capitalization of Term Loan PIK Interest, and prepayments or repayments of the Loans occurring on such date.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which such Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Disposition” means any of the following:

     (a) dispositions of inventory in the ordinary course of business;
     (b) dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;
     (c) so long as no Default then exists or would result therefrom, (i) Dispositions of property (other than any assets then included in the Borrowing Base, including, without limitation, Eligible Real Estate) for consideration not more than $2,000,000 in the aggregate in any calendar year, and (ii) Dispositions of Real Estate which does not constitute Eligible Real Estate; and
     (d) sales, transfers and dispositions among the Loan Parties or by any Subsidiary to a Loan Party.
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;
     (b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;
     (c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;
     (d) Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) Liens in respect of judgments that would not constitute an Event of Default hereunder;
     (f) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;
     (g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder;

     (h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;
     (i) Liens in favor the Agent;
     (j) Landlords’ and lessors’ statutory Liens in respect of rent not in default;
     (k) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions;
     (l) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;
     (m) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;
     (n) Liens granted to DirecTV pursuant to the DirecTV Security Documents, solely to the extent such Liens are in effect as of the Closing Date; and
     (o) encumbrances referred to in Schedule B of the Mortgage Policies insuring the Mortgages and any encumbrances identified in any schedule to any of the Mortgages; and
     (p) Liens securing Indebtedness permitted by clauses (h) and (i) of the definition of Permitted Indebtedness.
     “Permitted Holder” means (i) each of GE Capital Equity Investments, Inc., NBC Universal, Inc., their successors in interest and their permitted transferees under the Shareholder Agreement (as in effect as of the Closing Date), including, without limitation, any “Restricted Party” (as defined in the Shareholder Agreement (as in effect as of the Closing Date)); or (ii) one (or more than one acting together as a group) United States headquartered, reputable and nationally-recognized strategic or financial investors approved by the Required Lenders (such approval not to be unreasonably withheld) and each having a market capitalization or assets under management of One Billion Dollars ($1,000,000,000) or more at the time of the investment that invests new equity capital into the Lead Borrower through a direct issuance by the Lead Borrower of Equity Interests in a single transaction on or prior to July 31, 2012.
     “Permitted Indebtedness” means each of the following as long as no Default or Event of Default exists or would arise from the incurrence thereof:
     (a) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such

Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (b) Indebtedness of any Loan Party to any other Loan Party;
     (c) Purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof provided that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $1,000,000 at any time outstanding and further provided that, if requested by the Agent, the Loan Parties shall cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;
     (d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;”
     (e) the Obligations;
     (f) Indebtedness owed to DirecTV under the DirecTV Agreement and DirecTV Security Documents, and Indebtedness arising in the ordinary course of business owed to other cable or satellite television providers;
     (g) any Subordinated Indebtedness;

     (h) Indebtedness for reimbursement obligations related to (i) a standby letter of credit for the benefit of CIT Group for credit enhancement and secured by cash collateral of the Lead Borrower; (ii) a cash collateral account securing Lead Borrower’s Obligations under its corporate policy and travel credit card programs; and (iii) a cash collateral account as security for obligations owed to Rosenthal & Rosenthal, Inc.; provided that the maximum aggregate Indebtedness outstanding under the foregoing clauses (i) through (iii) shall not exceed the aggregate amount of such Indebtedness outstanding on the Closing Date plus $2,000,000;
     (i) Indebtedness for reimbursement obligations related to commercial letters of credit issued by Bank of America, N.A. or any other issuer and secured by cash collateral of the Lead Borrower and other letters of credit not described in clause (h) above in an aggregate amount for all of the letters of credit described in this clause (i) not to exceed (i) $15,000,000 from the Closing Date through the second anniversary of the Closing Date, and (ii) $20,000,000 thereafter; and
     (j) other Indebtedness not to exceed $500,000 in the aggregate at any time outstanding.
     “Permitted Investments” means each of the following as long as no Default or Event of Default exists at the time of the making of such Investment or would arise therefrom:
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;
     (c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof, including without limitation, Investments in cash collateral accounts held in certificates of deposit identified in clause (h) of the definition of “Permitted Indebtedness”;
     (d) Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

     (e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;
     (f) Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;
     (g) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, and (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties;
     (h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (i) Guarantees constituting Permitted Indebtedness;
     (j) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative purposes) to protect against fluctuations in interest rates in respect of the Obligations;
     (k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and
     (l) other Investments not to exceed $2,000,000 in the aggregate from the Closing Date to the first anniversary of the Closing Date; thereafter, other Investments not to exceed $5,000,000 in the aggregate as long as (i) after giving pro forma effect thereto, Excess Availability was no less than $10,000,000 at any time during the 45 day period prior to making such Investment, and (ii) after giving pro forma effect thereto, Excess Availability is no less than $10,000,000 and is projected to be no less than $10,000,000 at any time during the 45 day period subsequent to making such Investment;
provided that, notwithstanding the foregoing, no such Investments of the type specified in clauses (a) — (f), (j) and (l) shall be permitted unless such Investments are pledged to the Agent as Collateral pursuant to such agreements as may be reasonably required by the Agent, provided, further, that regardless of whether the conditions set forth in clause (l) above have been met, under no circumstances shall any Investment in Norwell constitute a “Permitted Investment” hereunder, other than any Investment in Norwell outstanding on the date hereof.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Prepayment Event” means:
     (a) (i) any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party, other than, except as set forth in clause (ii) below, any Permitted Disposition, and (ii) if an Event of Default is then continuing and the Agent has provided notices to Blocked Account Banks in accordance with Section 6.13(c), any Permitted Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party;
     (b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent, or (ii) the Lead Borrower gives the Agent notice of Borrowers’ intention to apply such proceeds to the costs of replacement of the properties or assets subject to the casualty or other insured damage within 15 days after the receipt of such proceeds, and such proceeds are held in a segregated account pledged to the Agent as Collateral and such proceeds are used for such purpose within 180 days after receipt by the applicable Loan Party; provided that, so long as no Default then exists, only such events in excess of $250,000 in any calendar year shall be included under this clause (b);
     (c) The incurrence by a Loan Party of any Indebtedness for borrowed money (other than Permitted Indebtedness);
     (d) The receipt by any Loan Party of any tax refunds; provided that, so long as no Default then exists, only tax refunds in excess of $1,000,000 in any calendar year shall be included under this clause (d); or
     (e) The receipt by any Loan Party of any Extraordinary Receipts of a kind not described in clauses (a) through (d) above; provided that, so long as no Default then exists, only Extraordinary Receipts in excess of $1,000,000 in any calendar year shall be included under this clause (e).
     “Protective Advance” means an advance made by the Agent, in its discretion, which:
     (a) Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or
     (b) Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; and
     (c) Is made to pay any other amount chargeable to any Loan Party hereunder.

     “Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
     “Real Estate Eligibility Requirements” means collectively, each of the following:
     (a) The applicable Loan Party has executed and delivered to the Agent a Mortgage with respect to any Real Estate intended, by such Loan Party, to be included in Eligible Real Estate;
     (b) Such Real Estate is used by a Loan Party for offices or a distribution center;
     (c) As to any particular property, the Loan Party is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;
     (d) The Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance or pursuant to which such title company is irrevocably committed to issuing the applicable title insurance policy (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Agent (provided that such amounts shall not exceed the Appraised Value of the applicable Mortgaged Property), issued, coinsured and reinsured (to the extent required by the Agent) by title insurers reasonably acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only those Liens permitted by Section 7.01 having priority over the Lien of the Agent under applicable Law or otherwise reasonably acceptable to the Agent;
     (e) With respect to any Real Estate owned by a Borrower or any other Loan Party (excluding interests as lessee under a Lease) which is intended by such Borrower or such other Loan Party to be included in Eligible Real Estate, the Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent;
     (f) With respect to any Real Estate intended by any Borrower or other Loan Party to be included in Eligible Real Estate, the Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Agent, from an environmental consulting firm reasonably acceptable to the Agent (it being understood that the Phase I Environmental Site Assessment dated as of December 4, 1996 conducted by Key Environmental is satisfactory to the Agent), which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Agent shall be satisfied with the nature and amount of any such matters. The Agent may, upon the receipt of a Phase I Environmental Site Assessment require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;
     (g) The applicable Loan Party shall have delivered to the Agent evidence of flood insurance naming the Agent as mortgagee as may be required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Agent; and
     (h) The applicable Loan Party shall have delivered such other information and documents as may be reasonably requested by the Agent, including, without limitation, such as may be necessary to comply with FIRREA.
     “Realty Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, subject to the provisions of Section 2.01(b), such reserves as the Agent from time to time determines in the Agent’s Credit Judgment as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Real Estate; provided that in all events, irrespective of the provisions of Section 2.01(b), the Agent may implement such Realty Reserves as the Agent from time to time reasonably determines in its Credit Judgment based on the following, to the extent inconsistent with, or not adequately accounted for under, the most recent appraisal, commercial finance examination, Borrowing Base Certificates, financial reporting or other similar report provided to the Agent in accordance with the terms hereof:
     (a) Environmental Compliance Reserves;
     (b) reserves for (i) municipal taxes and assessments, (ii) repairs and replacements, and (iii) remediation of title defects; and
     (c) reserves for Indebtedness secured by Liens having priority over the Lien of the Agent.
     “Receivables Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, subject to the provisions of Section 2.01(b), such reserves as the Agent from time to time determines in its Credit Judgment as being appropriate with respect to the determination of the collectability in the ordinary course of Eligible Consumer Receivables and Eligible Credit Card Receivables; provided that in all events, irrespective of the provisions of Section 2.01(b), the Agent may implement such Receivables Reserves as the Agent from time to time reasonably determines in its Credit Judgment based on the following, to the extent inconsistent with, or not adequately accounted for under, the most recent appraisal, commercial finance examination, Borrowing Base Certificates, financial reporting or other similar report provided to the Agent in accordance with the terms hereof:
     (a) a change in applicable Law that makes the collectability of the applicable Account uncertain;
     (b) a material increase in return rates;

     (c) a material increase in charge offs or delinquency;
     (d) a material increase in the average account installment term;
     (e) a material change in the credit approval or underwriting guidelines; and
     (f) a material decrease in Average FICO Scores.
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Reports” has the meaning provided in Section 9.12(a).
     “Required Lenders” means, as of any date of determination, at least two (2) Lenders holding more than 50% in the aggregate of the Total Outstandings.
     “Reserves” means all (if any) Inventory Reserves, Availability Reserves, Realty Reserves, and Receivables Reserves.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, or corporate controller of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent.
     “Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
     “Shareholder Agreement” shall mean that certain Amended and Restated Shareholder Agreement dated February 25, 2009 among the Lead Borrower, GE Capital Equity Investments, Inc. and NBC Universal, Inc.
     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
     “Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
     “Specified DDAs” means (i) disbursement accounts used exclusively for funding payroll, payroll taxes and other employee wage and benefit plans, (ii) cash collateral accounts referenced in clauses (h) and (i) of the definition of “Permitted Indebtedness”, and (iii) so long as no Event of Default has occurred and is continuing, each DDA holding at all times less than $100,000 in the aggregate together with all such other DDAs described in this clause (iii).
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which a Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” means unsecured Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms approved in writing by the Required Lenders and which unsecured Indebtedness is in form and on terms approved in writing by the Required Lenders, which terms shall include, at a minimum, that such Indebtedness has a maturity date which is at least 90 days after the Maturity Date.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. As of the Closing Date, the aggregate amount of Term Commitments is $25,000,000.

     “Term Loan PIK Interest Rate” means 3.00% per annum, until the first anniversary of the Closing Date and thereafter, 1.00% per annum.
     “Term Loan PIK Interest” as defined in Section 2.03(b).
     “Term Loan Prepayment Fee” means (a) from the Closing Date through and including the first anniversary of the Closing Date, (i) the greater of Yield Revenue and (ii) 3.00% of the principal amount of the Loans to be prepaid, (b) following the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, 2.00% of the principal amount of the Loans to be prepaid and (c) following the second anniversary of the Closing Date through and including the third anniversary of the Closing Date, 1.00% of the principal amount of the Loans to be prepaid.
     “Term Loan Termination Date” means the earliest to occur of (i) the Maturity Date or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated).
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
     “Trading with the Enemy Act” has the meaning set forth in Section 10.18.
     “UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
     “UFCA” has the meaning specified in Section 10.21(d).
     “UFTA” has the meaning specified in Section 10.21(d).
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unrestricted Cash” means cash of a Borrower from time to time deposited in a DDA, which DDA is subject to no Liens other than those in favor of the Agent, but excluding any Eligible Cash included in the Borrowing Base and excluding any amounts on deposit in any Specified DDA.
     “USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), and the regulations promulgated thereunder, as amended and in effect.

     “Value Pay Plan” shall mean that certain purchase plan offered by Borrowers to consumer customers pursuant to which such Person may be approved to purchase Inventory through a payment plan of up to six (6) payments over six (6) months.
     “ValueVision Certificate of Designation” shall mean the ValueVision Series B Redeemable Preferred Stock Certificate of Designation, as filed with the State of Minnesota on February 25, 2009.
     “Yield Revenue” means (i) all amounts (including Term Loan PIK Interest) which are (or would be) payable on account of interest on the principal amount of the Loans to be prepaid through the first anniversary of the Closing Date (assuming that such principal amount had not been prepaid and that interest (including Term Loan PIK Interest) accrued thereon from and after the date of prepayment at the rate in effect on the date of prepayment), less (ii) any interest on such principal amount of the Loans paid (including any Term Loan PIK Interest that has been capitalized) from and after the Closing Date through the date of prepayment.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     1.03 Accounting Terms
     All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
THE COMMITMENTS AND LOANS
     2.01 Loans; Reserves; Protective Advances. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan to the Borrowers on the Closing Date in a principal amount not to exceed the lesser of (x) the Term Commitment of such Lender, or (y) such Lender’s Applicable Percentage of the Borrowing Base (as determined on the Closing Date, without giving effect to clause (e) of the definition thereof). Amounts repaid in respect of Loans may not be reborrowed, and upon each Lender’s making of such Loan, the Term Commitment of such Lender shall be terminated.
          (b) As of the Closing Date, the only Reserves shall be (i) (A) two months of self insurance claims, (B) 50% of outstanding courtesy credits, and (C) the Credit Card Reserve, and (ii) such other Reserves as are described in the Borrowing Base Certificate delivered to the Agent pursuant to Section 4.01(c). Thereafter, at any time that (x) the Borrowing Base is less than $35,000,000, or (y) any claim exists which could have priority over the Agent’s Lien, the Agent shall have the right, at any time and from time to time after the Closing Date in its Credit Judgment to establish, modify or eliminate any Reserve without notice to or consent from the Borrowers; provided that the foregoing shall not in any way restrict the ability of the Agent to establish or modify Reserves on account of the enumerated categories specified in the definitions of “Inventory Reserves”, “Realty Reserves” and “Receivables Reserves” notwithstanding the fact that the Borrowing Base may then exceed $35,000,000.
          (c) Unless Exigent Circumstances then exist, the Agent will give the Lead Borrower at least one (1) Business Day’s advance written notice prior to the effective date of any increase in Reserves and will be available to discuss the Agent’s reason for such increase.
          (d) In addition to the Loan made on the Closing Date, the Agent may, in its discretion (and irrespective of whether a Default or Event of Default then exists), make Protective Advances in an aggregate amount not to exceed $5,000,000 at any time of determination without the consent of the Lenders and each Lender shall be bound thereby. A Protective Advance is for the account of the Borrowers and shall constitute an Obligation, shall accrue interest at a per annum rate equal to the rate then applicable to Loans (but, for avoidance of doubt, shall not be deemed to be a Loan), and shall be repaid by the Borrowers on demand. Immediately upon the making of a Protective Advance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a risk participation in such Protective Advance in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Protective Advance. The making of any such Protective Advance on any one occasion shall not obligate the Agent or any Lender to make or permit any Protective Advances on any other occasion or to permit such Protective Advances to remain outstanding.

     2.02 Prepayments.
          (a) Subject to Section 2.04(a), the Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time, voluntarily prepay the Loan in whole or in part; provided that such notice must be received by the Agent not later than 11:00 a.m. on the date of such prepayment of the Loan. Each such notice shall specify the date and amount of such prepayment. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment, together with any Term Loan Prepayment Fee then due, and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Loan in accordance with the Applicable Percentages of each Lender.
          (b) If for any reason the Total Outstandings at any time exceed the Borrowing Base as then in effect, the Borrowers shall immediately prepay Loans in an aggregate amount equal to such excess.
          (c) The Borrowers shall prepay the Loans in accordance with the provisions of Section 6.13 hereof.
          (d) The Borrowers shall prepay the Loans in an amount equal to 100% of the Net Proceeds received by a Loan Party on account of any Prepayment Event, such payments to be made as soon as practicable but in any event within five (5) days following the Borrowers’ receipt of such Net Proceeds (it being understood and agreed that such Net Proceeds shall be remitted to a Blocked Account immediately upon receipt by the Borrowers); provided that, so long as no Event of Default is then continuing, no such prepayment shall be required with respect to any Net Proceeds received on account of a Prepayment Event of the type described in clauses (b), (d) or (e) of the definition thereof if the Required Lenders have provided written notice to the Lead Borrower of such election to decline such prepayment.
          (e) The Borrowers shall repay to the Lenders on the Term Loan Termination Date the aggregate principal amount of Loans outstanding on such date.
     2.03 Interest; Term Loan PIK Interest.
          (a) Subject to the provisions of Section 2.03(c) below, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin.
          (b) In addition to the interest which accrues on the Loans pursuant to Section 2.03(a) above, the Loans shall accrue interest at a rate equal to the Term Loan PIK Interest Rate, which interest (“Term Loan PIK Interest”) shall, if not paid in cash as provided below, accrue, be capitalized and be compounded and added to the aggregate principal balance of the Loan quarterly in arrears on the first day of the quarter; provided that, Term Loan PIK Interest shall not be capitalized but shall be due and payable in cash on each Interest Payment Date if (i) any Event of Default exists, or (ii) the capitalization of such PIK Interest would cause the Borrowers to be in default of the DirecTV Agreement or the Shareholder Agreement, and further provided that, subject to the preceding proviso, the Borrowers shall at all times have the right to pay Term Loan PIK Interest in cash on any Interest Payment Date as long as the Borrowers furnish irrevocable notice of such election to the Agent at least five (5) Business Days prior to the applicable Interest Payment Date; once such notice is furnished, PIK Interest shall become due and payable in cash on such Interest Payment Date.
          (c) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
               (ii) If any other Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.
               (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.04 Fees.
          (a) Term Loan Prepayment Fee. In the event that, at any time prior to the third anniversary of the Closing Date, the Term Loan Termination Date occurs, or in the event that the Borrowers prepay, or are required to prepay, the Loans in whole or in part, then, on the Term Loan Termination Date or the effective date of such prepayment, as applicable, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, an amount equal to the applicable Term Loan Prepayment Fee; provided that (i) no such Term Loan Prepayment Fee shall be due and owing hereunder as a result of the Borrowers’ payment of the Loans upon the occurrence of the Maturity Date, and (ii) so long as no Event of Default is then continuing, no such Term Loan Prepayment Fee shall be due and owing hereunder to the extent such prepayment is made on account of any Prepayment Event of the type described in clauses (b), (d) or (e) of the definition thereof. All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the early termination of this Agreement or prepayment of any portion of the Loans and that, in view of the difficulty in ascertaining the amount of such damages, the Term Loan Prepayment Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof.
          (b) Other Fees. The Borrowers shall pay to the Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.05 Computation of Interest and Fees All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

     2.06 Evidence of Debt.
          The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
     2.07 Payments Generally; Agent’s Clawback.
          (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          (b) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.07(b) shall be conclusive, absent manifest error.

          (c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
          (d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.08 Sharing of Payments by Lenders If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER
     3.01 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section)

the Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent and such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
          (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
          (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.
          (f) Treatment of Certain Refunds. If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund loans based on the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, any obligation of such Lender to maintain Loans based on the LIBO Rate shall be suspended until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist and, in the sole discretion of the Agent, all Loans shall accrue interest at the Base Rate plus any Applicable Margin. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay all such Loans of such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Agent determines that for any reason in connection with any request for a Loan that adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Loans shall be suspended until the Agent (upon the instruction of the Lenders) revokes such notice and, in the sole discretion of the Agent, all Loans shall accrue interest at the Base Rate plus any Applicable Margin.

     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate);
          (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender; or
          (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

     3.05 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.
     3.06 Survival. All of the Borrowers’ obligations under this Article III shall survive repayment of the Loans and all other Obligations hereunder.
     3.07 Designation of Lead Borrower as Borrowers’ Agent.
          (a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Loans, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Loans so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Loans are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.
          (b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.
          (c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE IV
CONDITIONS PRECEDENT TO LOANS
     4.01 Conditions of Loan. The obligation of each Lender to make its Loan hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:
     (a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf”) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent:
     (i) executed counterparts of this Agreement sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;
     (ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;
     (iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;
     (v) a favorable opinion of each of (i) Faegre & Benson LLP, counsel to the Loan Parties, and (ii) Bone McAllester Norton PLLC, special Kentucky counsel to the Loan Parties, in each case addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;
     (vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (C) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;
     (vii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;
     (viii) evidence that all accounts payable and taxes are current, except for those which the Borrowers are disputing in good faith and for which adequate reserves have been established. As used herein, “current” means accounts payable to MSOs shall be within 90 days of the due date and other accounts payable shall be within 30 days of the due date;
     (ix) a payoff letter from the agent for the lenders under the Existing Credit Agreement satisfactory in form and substance to the Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;
     (x) the Security Documents (including, without limitation, the Mortgages) and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;
     (xi) all other Loan Documents, each duly executed by the applicable Loan Parties;
     (xii) (A) appraisals (based on net wholesale liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Borrowers, the results of which are satisfactory to the Agent, (B) appraisals (based on net orderly liquidation value) by a third party appraiser acceptable to the Agent of all Accounts arising under the Value Pay Plan, the results of which are satisfactory to the Agent, and (C) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent, it being understood that the examination dated as of July 9, 2010 conducted by Spain, Price, Reader & Thompson, P.C. is satisfactory to the Agent;
     (xiii) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any Mortgages, and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;
     (xiv) (A) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Security Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) the Credit Card Notifications and Blocked Account Agreements required pursuant to Section 6.13 hereof, and (C) Collateral Access Agreements as required by the Agent;
     (xv) evidence that all other actions that the Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

     (xvi) an appraisal of each of the properties described in the Mortgages by a third party appraiser acceptable to the Agent and otherwise in form and substance satisfactory to the Agent, it being understood that the appraisal dated as of June 3, 2010 conducted by Hilco Real Estate Appraisal, LLC with respect to the Lead Borrower’s property in Bowling Green, Kentucky is acceptable to the Agent;
     (xvii) flood certificates with respect to each of the properties described in the Mortgages certifying that such properties are not in a flood zone otherwise the Agent shall be named as loss payee and additional insured on flood insurance reasonably acceptable to the Agent with respect to such properties;
     (xviii) evidence that the other Real Estate Eligibility Conditions have been satisfied or waived in writing; and
     (xix) such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.
     (b) The Agent shall have received satisfactory evidence that the Borrowers shall have not less than $33,000,000 of Unrestricted Cash after giving effect to the making of the Loan.
     (c) The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the week ended on November 13, 2010, and executed by a Responsible Officer of the Lead Borrower.
     (d) The Agent shall have received and be satisfied with the Borrowers’ year-to-date financial statements.
     (e) The Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the most recent financial information delivered to the Agent.
     (f) There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (g) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.
     (h) All fees required to be paid to the Agent on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.
     (i) The Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

     (j) The Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
     (k) The representations and warranties of each Loan Party contained in Article V or in any other Loan Document shall be true and correct on and as of the date of the Loan.
     (l) No Default shall exist.
     (m) No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date.
     (n) There shall not have occurred any disruption or material adverse change in the United States financial or capital markets in general that has had, in the reasonable opinion of the Agent, a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Loans.
     (o) The Agent shall have received consents, in form and substance reasonably satisfactory to the Agent, duly executed by GE Capital Equity Investments, Inc., acknowledging and agreeing to the limitations on Restricted Payments set forth in Section 7.06(c) hereof.
The Agent shall notify the Lead Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on the Loan Parties.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     To induce the Credit Parties to enter into this Agreement and to provide and maintain financial accommodations to the Borrowers hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:
     5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) the DirecTV Agreement or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any FCC License or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be obtained or made by any Loan Party in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof), (b) such as have been obtained or made and are in full force and effect, and (c) with respect to enforcement only, any approvals, consents or notices to (i) any Governmental Authority, in respect of the Agent’s foreclosure on the Equity Interests of any Loan Party only, or (ii) any other Person, in respect only of the assignment to the Agent by any Loan Party of any license or contract rights to the extent such assignment would otherwise be prohibited by the terms of the applicable license or contract.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     5.05 Financial Statements; No Material Adverse Effect.
          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof required to be disclosed in accordance with GAAP, including liabilities for taxes, material commitments and Indebtedness.
          (b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated July 31, 2010, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
          (d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Agent or the Lenders, of (i) covenant compliance calculations with respect to Excess Availability, to the extent such calculations are required pursuant to clause (l) of the definition of “Permitted Investments”, Section 6.02(k) or Section 7.06(c), or (ii) the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.
          (e) The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed on Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens.
          (a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate set forth on Schedule 5.08(b)(1) and Schedule 5.08(b)(2). Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.
          (b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties and each of their Subsidiaries, together with a list of the holders of any mortgage or other Lien other than Liens scheduled on Schedule 7.01 or Permitted Encumbrances thereon as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default beyond applicable notice and cure periods of the terms thereof.
          (c) Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, as of the Closing Date showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.
          (d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.
          (e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity thereof.
     5.09 Environmental Compliance.
          (a) Except as disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Except as otherwise set forth in Schedule 5.09, and except in each case, as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.
          (c) Except as otherwise set forth on Schedule 5.09, and except in each case, as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.
     5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid or financed in accordance with the terms of such insurance policies.
     5.11 Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.
     5.12 ERISA Compliance.
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.
          (b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.13 Subsidiaries; Equity Interests. The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.
     5.14 Margin Regulations; Investment Company Act.
          (a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.
          (b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure Each Loan Party has, to the best of its knowledge, disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.18 Labor Matters.
     There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition that could reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.
     5.19 Security Documents.
     (a) The Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’

rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in the Perfection Certificate. Upon such filings and/or the obtaining of “control,” (as defined in the UCC) the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person.
     (b) When the Security Agreement (or a short form grant of security interest in form and substance satisfactory to the Agent) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).
     (c) The Mortgages create in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person.
     5.20 Solvency
     After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the Loans, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.
     5.21 Deposit Accounts; Credit Card Arrangements.
     (a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.
     (b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.
     5.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith, other than PrinceRidge Group, LLC, the payment of whose fees is the obligation of the Loan Parties and no other Person.
     5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.
     5.24 DirecTV Agreement and DirecTV Security Documents. True and complete copies of the DirecTV Agreement and DirecTV Security Documents have been delivered to the Agent on or before the Closing Date. The Loan Parties have not received any notice of the intention of DirecTV to terminate the DirecTV Agreement or to exercise its rights under the DirecTV Security Documents.
     5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.26 Inactive Subsidiaries; Norwell. None of the Inactive Subsidiaries conducts any business or maintains any material asserts. Norwell is engaged in the business of owning and operating a television station and other activities ancillary thereto and does not maintain any assets other than (i) the holding of FCC Licenses, (ii) the Lease of Real Property located at 2 Bert Drive #4, West Bridgewater, Massachusetts 02379, (iii) a license in respect of Real Property located at 70 Pleasant Street, West Bridgewater, Massachusetts 02379, and (iv) immaterial assets incidental to the conduct of Norwell’s business, in each case as in effect as of the Closing Date.
     5.27 Communications Act; FCC Licenses. The Loan Parties and their Subsidiaries are in compliance with the Communications Act, except where non-compliance could not be reasonably be expected to have a Material Adverse Effect. No event has occurred which results in, or after notice or lapse of time or both would result in, the revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any FCC License in any respect which could reasonably be expected to result in a Material Adverse Effect. Each Loan Party and its Subsidiaries have filed in a timely manner all material filings, reports, applications, documents, instruments, and information required to be filed by it under the Communications Act (except where a failure to make such filings could not reasonably be expected to have a Material Adverse Effect).

ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Term Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:
     (a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Lead Borrower (commencing with the fiscal year ended January 29, 2011), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (b) as soon as available, but in any event within 30 days after the end of each of the Fiscal Months of each fiscal year of the Lead Borrower (commencing with the Fiscal Month ended October 31, 2010), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
     (c) as soon as available, but in any event at least 15 days before the end of each Fiscal Year of the Lead Borrower, draft forecasts (and within 60 days after the end of such Fiscal Year, final forecasts approved by the board of directors of the Lead Borrower) prepared by management of the Lead Borrower, in form satisfactory to the Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs) and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year, in each case, together with a copy of management’s discussion and analysis with respect to such forecasts.
     6.02 Certificates; Other Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary for their certification of such financial statements, such Registered Public Accounting Firm has not obtained any knowledge of the existence of any Default or, if any such Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the Fiscal Month ended October 31, 2010), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) with the delivery of the financial statements referred to in Section 6.01(a) only, a copy of management’s discussion and analysis with respect to such financial statements;
     (c) as soon as practicable (but in any event within five (5) days) following the delivery of the financial statements referred to in Section 6.01(b) (commencing with the delivery of the financial statements for the Fiscal Month ended October 31, 2010), an updated statement signed by a Responsible Officer of the Lead Borrower detailing (i) a calculation of the Average FICO Scores of the Borrowers’ consumer account debtors, (ii) a current accounts payable aging (including with respect to MSOs), (iii) a current accounts receivable aging in respect of the Value Pay Plan, and (iv) a calculation of returned Inventory as a percentage of sales for such Fiscal Month;
     (d) on the Friday of every other week (or, if such day is not a Business Day, on the next succeeding Business Day), (i) a Borrowing Base Certificate as of the close of business as of the last day of the immediately preceding two-week period, and (ii) a certification by a Responsible Officer of the Lead Borrower of the amount of the Borrowers’ Unrestricted Cash, with such supporting documentation as the Agent may require; provided that if the Borrowing Base is less than or equal to $37,500,000 at any time, such Borrowing Base Certificate and related materials shall be delivered on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;
     (e) as soon as practicable after receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;
     (f) as soon as practicable after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto (including, without limitation, copies of quarterly financial statements and management’s discussion and analysis with respect to such financial statements);

     (g) as soon as practicable, but in any event within 30 days after June 1 of each year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;
     (h) as soon as practicable upon becoming available, copies of all documents evidencing Material Indebtedness;
     (i) as soon as practicable, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction), the FCC and the Federal Trade Commission) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;
     (j) no less than five (5) Business Days prior to making (i) any payment to the holders of the Lead Borrower’s preferred stock or (ii) a Permitted Investment described in clause (l)(ii) of the definition of such term, a calculation of Excess Availability demonstrating, to the reasonable satisfaction of the Agent, compliance with the provisions of Section 7.06(c) or clause (l)(ii), as applicable;
     (k) promptly upon the occurrence thereof, any event (i) causing or resulting in the failure of the Loan Parties to be able to invoice and collect on Accounts arising under the Value Pay Plan in the ordinary course of business, (ii) causing or resulting in the material impairment of the integrity of the Value Pay Plan database, or (iii) causing, resulting in or necessitating the Loan Parties’ reliance on the back-up data files regarding Accounts arising under the Value Pay Plan; and
     (l) as soon as practicable after request, such additional information regarding the business affairs, assets (including, but not limited to, the Collateral) financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent may from time to time reasonably request.
     In addition to the foregoing, the Loan Parties shall deliver to the Agent’s appraiser, as soon as practicable, and in any event within five (5) Business Days after request thereof by the Agent or its appraiser, back-up data files regarding Accounts arising under the Value Pay Plan.
Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.02(e) or Section 6.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which the Agent has access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Agent upon the Agent’s request until a written request to cease delivering paper copies is given by the Agent and (ii) the Lead Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be permitted to deliver any document required to be delivered to the Agent hereunder by electronic mail electronic versions of such documents (other than the Compliance Certificates required by Section 6.02(b), with respect to which the Lead Borrower shall deliver paper copies to the Agent). The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.
     6.03 Notices. Promptly notify the Agent:
     (a) of the occurrence of any Default (including, without limitation, in connection with DirecTV’s commencement of any action to enforce any of its rights with respect to the DirecTV Security Documents or pursuant to applicable Law);
     (b) of any matter that the Lead Borrower or any other Loan Party believes, in its reasonable judgment, has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) of (i) any breach or non-performance of, or any default or dispute with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; or (iv) the occurrence of any event which results in, or after notice or lapse of time or both (after giving effect to any applicable cure periods) would result in, the revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any FCC License;
     (d) of the occurrence of any ERISA Event;
     (e) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
     (f) of any change in any Loan Party’s Responsible Officers;
     (g) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;
     (h) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;
     (i) of the filing of any Lien for unpaid Taxes against any Loan Party; or
     (j) of any casualty or other insured damage in excess of $250,000 to any portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations Pay and discharge on a timely basis as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided that for purposes of this Section 6.04, the Loan Parties shall be deemed to pay and discharge on a timely basis (x) accounts payable to MSOs which are not older than 90 days of the due date and (y) other accounts payable not older than 30 days of the due date. Nothing contained in this Section 6.04 shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except (i) with respect to the Inactive Subsidiaries, or (ii) in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.
     6.06 Maintenance of Properties (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent which are not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.
          (a) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, as its interests may appear, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Agent as an additional insured. Each policy referred to in this Section 6.07(a) shall also provide that it shall not be canceled, modified or not renewed except upon not less than thirty (30) days’ prior written notice thereof by the insurer. The Lead Borrower shall deliver to the Agent (i) promptly (but in any event at least five (5) Business Days) prior to the cancellation, modification or non-renewal of any policy of insurance described in this Section 6.07(a), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor, (ii) upon the Agent’s written request, full information as to all insurance carried by the Loan Parties, and (iii) promptly (but in any event within five (5) Business Days) following receipt of same, any notice of cancellation, modification or non-renewal of any such policy of insurance (other than annual notifications of cancellation, or non-renewal as of the end of any policy’s stated term). The Loan Parties shall maintain the Agent as the lender’s loss payee, as its interests may appear, in respect of all property insurance policies covering any Collateral required hereunder.
          (b) If at any time the area in which any Eligible Real Estate is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the Business, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the Business.
          (c) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.
          (d) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and other policies including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.
          (e) Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby. The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Agent to conduct any such inspection.

     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records; Accountants.
          (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.
          (b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.
     6.10 Inspection Rights.
          (a) Permit representatives and independent contractors of the Agent and, when an Event of Default exists, each Lender, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.
          (b) Upon the request of the Agent after reasonable prior notice, work cooperatively to permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such evaluations and appraisals; provided that the Loan Parties and the Agent agree that, as long as the Borrowing Base exceeds $37,500,000, the Agent shall undertake, at the Loan Parties’ expense: (i) up to two (2) appraisals of Borrowers’ Real Estate included in the Borrowing Base as Eligible Real Estate in each Fiscal Year, (ii) up to three (3) appraisals of Borrowers’ Inventory and of Borrower’s Accounts each Fiscal Year, and (iii) up to three (3) commercial finance examinations each Fiscal Year; provided that if the Borrowing Base is less than or equal to $37,500,000 at any time, the Agent may undertake, at the Loan Parties’ expense, quarterly appraisals and examinations. Notwithstanding the foregoing, the Agent may cause additional appraisals and commercial finance examinations to be undertaken in its discretion upon reasonable notice (i) as it deems necessary or appropriate, at its own expense, or (ii) if required by applicable Law or if a Default shall have occurred and be continuing, at the expense of the Loan Parties. The Agent agrees that, so long as no Default or Event of Default is then continuing, the Agent shall provide copies of such appraisals to the Lead Borrower upon the request of the Lead Borrower, provided that such appraisals shall be distributed for informational purposes only and shall not provide any Loan Party with any recourse against the Agent or any other Credit Party with respect to the contents of such appraisals or entitle any Loan Party to challenge the right of the Agent to impose or modify Reserves or to change eligibility criteria in accordance with the terms hereof. Without limiting the foregoing, each Loan Party (i) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of such appraisals, and shall not be liable for any information contained therein, and (ii) expressly agrees and acknowledges that such appraisals are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel.
          (c) Permit the Agent, from time to time, engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of an Event of Default. (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any Eligible Real Estate from any Person (including, without limitation, the Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their Subsidiaries to, cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.
     6.11 Use of Proceeds Use the proceeds of the Loans for working capital and other general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and the Loan Documents.
     6.12 Additional Loan Parties. Notify the Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a counterpart of the Facility Guaranty or such other document as the Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets to secure the Obligations, and (iii deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.
     6.13 Cash Management.
          (a) On or prior to the Closing Date:
          (i) deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit D which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and
          (ii) enter into a Blocked Account Agreement satisfactory in form and substance to the Agent with each Blocked Account Bank with respect to such Blocked Accounts maintained with such Blocked Account Bank as the Agent may reasonably require.
          (b) The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be maintained in such DDA pursuant to the requirements of the depository institution at which such DDA is maintained and other than in respect of the Specified DDAs), which amounts shall include all cash receipts and collections, including, without limitation, the following:
          (i) all available cash receipts from the sale of Inventory and other assets (whether or not constituting Collateral), other than, to the extent no Event of Default is then continuing, such cash proceeds received on account of a Permitted Disposition;
          (ii) all proceeds of collections of Accounts;
          (iii) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event (other than, to the extent no Event of Default is then continuing, a Permitted Disposition); and
          (iv) the proceeds of all credit card charges.
          (c) Each Blocked Account Agreement shall require, after the furnishing of notice by the Agent to the applicable Blocked Account Bank (which notice may be given by the Agent solely upon the occurrence and during the continuance of an Event of Default), that the Loan Parties shall not be entitled to access the Blocked Accounts or direct the disposition of any balance of funds then maintained in such Blocked Accounts and that the applicable Blocked Account Bank shall follow solely the instructions of the Agent with respect to such Blocked Accounts and the disposition of funds then maintained therein.
          (d) The Loan Parties hereby acknowledge and agree that (i) from and after the furnishing of notice by the Agent to the applicable Blocked Account Bank in accordance with Section 6.13(c), the Loan Parties have no right of withdrawal from any Blocked Account, (ii) the funds on deposit in the Blocked Accounts shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Blocked Accounts shall be applied as provided in this Agreement. Without limiting the other provisions of this Section 6.13, after the occurrence and during the continuance of an Event of Default, in the event that any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Blocked Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.
          (e) Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
     6.14 Information Regarding the Collateral.
          (a) Furnish to the Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization, or (v) the change of any Borrower URL. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.
          (b) Should any of the information on any of Schedule 1.02, Schedule 5.08(b)(1), Schedule 5.08(b)(2) or Schedule 5.09 become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Agent, the Lead Borrower shall supplement each such Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any such Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any such Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.
     6.15 Physical Inventories.

          (a) Cause all Inventory to be fully counted through cycle counts at least three (3) times per calendar year and audited annually at year end, at the expense of the Loan Parties, in, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding cycle count or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled cycle count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within five (5) days following the end of each fiscal quarter of the Lead Borrower, shall provide the Agent with a cumulative reconciliation of the results of the cycle counts conducted during such fiscal quarter and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
          (b) Permit the Agent, in its Credit Judgment, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).
     6.16 Environmental Laws.
          (a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.
     6.17 Further Assurances.
          (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this

Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.
          (c) Upon the request of the Agent, use its best efforts to cause any of its landlords to deliver a Collateral Access Agreement to the Agent in such form as the Agent may reasonably require.
     6.18 Compliance with Terms of Leaseholds Except as otherwise expressly permitted hereunder, make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so; provided that this provision shall not require the Loan Parties to renew any Lease that terminates in accordance with the terms thereof and that any Loan Party determines to be unnecessary for the operation of the business in its reasonable business judgment.
     6.19 Minimum Unrestricted Cash. At all times, maintain not less than $5,000,000 of Unrestricted Cash.
     6.20 Average FICO Scores. At all times, cause the Average FICO Score of all customers participating in the Value Pay Plan for whom a FICO Score has been obtained to exceed 620 to be tested on a rolling six month basis. At no time shall Borrowers permit the Average FICO Score to be less than 600 in any two (2) consecutive months.
     6.21 Back-Up Servicer. Within ninety (90) days after the Closing Date, the Loan Parties shall establish a back-up servicing arrangement for Accounts under the Value Pay Plan with a Person who is Payment Card Industry Compliant and on terms reasonably acceptable to the Agent; provided that any fees and expenses payable to such servicer in connection with such back-up servicing arrangement shall be payable by the Loan Parties as and to the extent described in the Fee Letter. The Loan Parties shall furnish monthly (or more frequently as the Agent may reasonably request) back-up tapes to such servicer, together with such other information as the Agent or such servicer may reasonably require. The Loan Parties shall maintain such a back-up servicer at all times until the Loans are paid in full.
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Term Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

     7.02 Investments. Make any Investments, except Permitted Investments.
     7.03 Indebtedness; Disqualified Stock. Either (a) create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness or (b) issue Disqualified Stock.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:
     (a) any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;
     (b) any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into the Borrower, provided that in any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;
     (c) in connection with a Permitted Investment, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;
     (d) the Inactive Subsidiaries may merge, dissolve, liquidate or consolidate with or into another Person.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:
     (a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;
     (b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Loan Parties may make payments to the holders of the Lead Borrower’s preferred stock on account of “Excess Cash Balance” (as defined in the ValueVision Certificate of Designation as in effect as of the Closing Date and without giving effect to any future amendments or modifications thereof) and redeem shares of the Lead Borrower’s preferred stock as and to the extent required pursuant to Section V of the ValueVision Certificate of Designation (as in effect as of the Closing Date and without giving effect to any future amendments or modifications thereof), as long as, in each case, (i) after giving pro forma effect thereto, Excess Availability was no less than $10,000,000 at any time during the 45 day period prior to making such payment, and (ii) after giving pro forma effect thereto, Excess Availability is no less than $10,000,000 and is projected to be no less than $10,000,000 at any time during the 45 day period subsequent to making such payment; and
     (d) the Lead Borrower may make payments for withholding taxes to the extent required in connection with the exercise of employee stock options in exchange for common stock of any such Person pursuant to any net exercise provision described in the documents governing such stock options.
     7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Event of Default then exists or would occur as a result of any such payment, any repayments, prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), (b) as long as no Event of Default then exists, repayments and prepayments of Subordinated Indebtedness in accordance with the subordination terms thereof (which subordination terms shall have been approved by the Required Lenders in writing), and (c) refinancings and refundings of such Indebtedness to the extent permitted pursuant to this Agreement.
     7.08 Change in Nature of Business. In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to a transaction between or among the Loan Parties.
     7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.11 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.
     7.12 Amendment of Material Documents.
     Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver would be reasonably likely to have a Material Adverse Effect.
     7.13 Fiscal Year.
     Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as permitted by GAAP or SEC regulatory rules.
     7.14 Deposit Accounts; Credit Card Processors.
     Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Agent. No Loan Party shall (i) maintain any bank accounts other than those expressly contemplated herein or in Section 6.13 hereof, or (ii) enter into any agreements with credit card processors other than those expressly contemplated in Section 6.13 hereof, in each case, without the Agent’s prior written consent.
     7.15 Inactive Subsidiaries; Norwell. (i) Permit any of the Inactive Subsidiaries to acquire any material assets or conduct any business, or (ii) permit Norwell to acquire any assets or conduct any business other than as described in Section 5.26.
     7.16 Change of Name. Change the name (including any trade name) under which the Borrowers do business (including, without limitation, any Borrower URL, other than (a) in the time frames and manner as previously disclosed to the Agent, or (b) on 180 days prior written notice to the Agent.
     7.17 Modification or Maturity of Material Indebtedness.
     (a) Fail to defease, repurchase or redeem any Material Indebtedness, or to extend the maturity thereof, prior to the scheduled maturity date thereof; or
     (b) Modify, amend, waive or terminate the rights of the Agent to access the Eden Prairie headquarters as provided in the DirecTV Security Documents as in effect on the Closing Date.
     7.18 Modification of Value Pay Plan. Without the consent of the Required Lenders, modify any provision of the Value Pay Plan to: (i) cause the number of payments permitted thereunder to exceed six (6); (ii) permit payments to be made on a basis other than monthly (or a shorter period as the Borrowers may determine); (iii) permit or require balances to be paid in a balloon payment; or (iv) permit payments to be made by a means other than relating through the automatic charging of a customer’s credit card (except in collections circumstances where other payment methods may be used).

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan, or (ii) within two (2) Business Days of when due, any interest on any Loan, or (iii) within three (3) Business Days of when due, any fee or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, clauses (a), (b) or (c) of Section 6.02, Section 6.12 or Section 6.14 and such failure continues for three (3) Business Days; or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02 (other than in respect of clauses (a), (b) and (c) of such Section 6.02, which clauses shall be subject to clause (i) above), Section 6.03, Section 6.05, Section 6.07, Section 6.10, Section 6.11, Section 6.13, Section 6.19 or Section 6.20 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 15 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Other than with respect to Indebtedness under any MSO Contract (except as provided in clause (ii) hereof), any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) DirecTV commences any action to enforce any of its rights with respect to the DirecTV Security Documents or pursuant to applicable Law; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 30 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 10 days after its issuance or levy; or
     (h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect; or
     (j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or
     (k) Change of Control. There occurs any Change of Control; or

     (l) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets, or employ an agent or other third party to conduct a program of liquidations of any material portion of its business; or
     (m) Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or
     (n) Indictment. The criminal indictment of any Loan Party or any Responsible Officer involving moral turpitude in the performance of his employment under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony and either (i) such indictment remains unquashed or such legal process remains undismissed for a period of ninety (90) days or more, or (ii) the Responsible Officer so indicted is promptly terminated from such position, in each case, unless the Agent, in its reasonable discretion, determines that the indictment is not material;
     (o) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or
     (p) FCC Licenses. The amendment, modification, revocation, non-renewal, expiration, or termination of any FCC License, which could reasonably be expected to have a Material Adverse Effect.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may (only if Exigent Circumstances exist), or, at the request of the Required Lenders shall, take any or all of the following actions:
     (a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and
     (b) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;
provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under any Debtor Relief Laws, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Agent or any Lender.
     No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Obligations shall be applied by the Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, its capacity as such;
     Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to the Agent and to the extent any Lender has funded its participation therein, such Lender, of that portion of the Obligations constituting principal and accrued and unpaid interest on any Protective Advances, ratably among them in proportion to the amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, and fees (but excluding any Term Loan Termination Fee), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
     Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;
     Sixth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.11), ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
ARTICLE IX
THE AGENT
     9.01 Appointment and Authority.
     Each of the Lenders hereby irrevocably appoints Crystal Financial LLC to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

     9.02 Rights as a Lender. The Persons serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its respective opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
     The Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Loan Parties or a Lender. Upon the occurrence of an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.
     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv)

the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     9.04 Reliance by Agent.
     The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties.
     The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.
     9.06 Resignation of Agent.
     The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent, meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.
     9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except as set forth herein.
     9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Sections 2.04 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.04 and 10.04.

     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at their option and in their discretion,
     (a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;
     (b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances;
     (c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (d) to return undrawn the Eligible Letter of Credit to the issuer thereof if (i) no Default or Event of Default is then continuing, (ii) the Agent is reasonably satisfied that the Borrowing Base, after giving effect to the elimination of the Eligible Letter of Credit from the Borrowing Base, shall be greater than the Total Outstandings, and (iii) the Agent has received evidence, in form and substance satisfactory to the Agent, demonstrating the calculations described in clause (ii) above.
Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
     9.11 Notice of Transfer.
     The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.
     9.12 Reports and Financial Statements.
     By signing this Agreement, each Lender:

     (a) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”) (the Agent hereby agreeing to use commercially reasonable efforts to deliver to each Lender copies of the materials described in Sections 6.01, 6.02 and 6.03 promptly following the Agent’s receipt of the same, subject to the provisions of this Section 9.12);
     (b) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
     (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
     (d) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and
     (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans that the indemnifying Lender has made to the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
     The Agent agrees with the Lenders that, in each Fiscal Year, the Agent shall undertake at least (i) one (1) appraisal of Borrowers’ Real Estate included in the Borrowing Base as Eligible Real Estate, (ii) two (2) appraisals of Borrowers’ Inventory and of Borrower’s Accounts, and (iii) two (2) commercial finance examinations, in each case pursuant to and in accordance with the provisions of Section 6.10(b).
     9.13 Agency for Perfection.
     Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.
     9.14 Indemnification of Agent. The Lenders hereby agree to indemnify the Agent and any Related Party, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent (a copy of which acknowledgment shall be furnished by the Agent to the Required Lenders promptly following the Required Lenders’ written request therefor), and no amendment or waiver of any provision of any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent (with the consent of or at the direction of the Required Lenders), and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent described in this Section 10.01 shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent described in this Section 10.01 shall:
     (a) postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due to any Lender hereunder or under any of the other Loan Documents without the written consent of such Lender entitled to such payment, without the written consent of each Lender affected thereby;
     (b) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
     (c) as to any Lender, change Section 2.08 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of such Lender;
     (d) change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby;

     (e) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written consent of each Lender;
     (f) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;
     (g) increase the aggregate amount of the Loans without the written consent of each Lender;
     (h) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts calculated thereunder would be increased without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Agent to change, establish, reduce or eliminate any Reserves, subject to Section 2.01(b); and further provided that without the prior written consent of the Initial Lenders (to the extent, at any time of determination, the Initial Lenders are then Lenders hereunder), the Agent shall not eliminate or reduce any category of Reserves or change the methodology of the calculation of any Reserve (other than the elimination or reduction of a Reserve to the extent that the circumstances giving rise to such Reserve (or portion thereof, as applicable) no longer exists or changes in Reserves resulting from the mathematical calculation of the amount of the Reserve in accordance with the methodology of calculation previously utilized) if such change or elimination will have the effect of increasing the Borrowing Base;
     (i) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;
     (j) without the consent of all of the Initial Lenders (to the extent, at the time of determination, the Initial Lenders are then Lenders hereunder), consent to or otherwise propose or approve a DIP Financing if the Borrowing Base is modified to allow an increase of the amounts available thereunder in excess of $5,000,000;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
     If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph). Notwithstanding anything to the contrary, the Loan Parties shall have no obligation to make any payments in respect of any Term Loan Prepayment Fee in connection with the replacement of a Non-Consenting Lender except to the extent that the applicable amendment, waiver, consent or release provides for a reduction in interest rates (or any other pricing) hereunder or for modifications that would have the effect of increasing the Borrowing Base or otherwise increasing the amount of borrowing availability for the Loan Parties hereunder (in which cases the Term Loan Prepayment Fee shall be deemed to be applicable and due and owing).
     10.02 Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Loan Parties or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead

Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (d) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.
     (b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.07(c).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable on demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Agent, the assignment of any Loan by any Lender, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
               (i) Minimum Amounts.
                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and
                    (B) in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Agent and, so long as no Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its

Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
               (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;
               (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
                    (A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
                    (B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender unless an Event of Default has occurred and is continuing at the time of such assignment and the Lender shall have complied with the provisions of clause (iv) hereof.
               (iv) Right of First Refusal. If any Lender intends to assign its Loans after the occurrence and during the continuance of an Event of Default, such Lender shall furnish irrevocable written notice to the Agent and the Lenders offering to assign its Loans to such other Lenders. Any Lender desiring to accept such assignment shall notify the Agent and the assigning Lender (which notice shall furnished be no more than five (5) Business Days after the receipt by the Agent and the Lenders of the notice from the assigning Lender). The assigning Lender shall assign to the Lender exercising such option, its Loans. Upon the date of such assignment, the Lender acquiring such Loans shall, in accordance with the provisions of clause (v) hereof, pay to the assigning Lender as the purchase price therefor the full amount of all the Obligations owing to the assigning Lender (or such other price as the assigning Lender and the assignee Lender may agree). If no Lender desires to acquire the Loans of the assigning Lender, the assigning Lender may thereafter assign such Loans to an Eligible Assignee without further consent of the Agent and the Borrowers.
               (v) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01,

3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
          (c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.08 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve

Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.
     For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan

Party, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid. Further, the provisions of Sections 3.01, 3.04, and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 10.04.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrowers or the assignee, as applicable, shall have paid to the Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
          (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW §5-1401).

          (b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY AND STATE OF NEW YORK AND OF THE COURTS OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT LOCATED IN THE BOROUGH OF MANHATTAN, CITY AND STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.
     10.17 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     10.18 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the USA PATRIOT Act. Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
     10.19 Time of the Essence. Time is of the essence of the Loan Documents.
     10.20 Press Releases.
     (a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Agent, any Initial Lender or any of their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Agent (or such Initial Lender, as applicable) without the prior written consent of Agent (or such Initial Lender, as applicable) unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with Agent (or such Initial Lender, as applicable) before issuing such press release or other public disclosure.
     (b) From and after the date on which the Loan Parties file a current report on Form 8-K with the SEC announcing the transactions contemplated by this Agreement, each Loan Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     10.21 Additional Waivers.
          (a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or of any other Loan Party, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.
          (b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).
          (c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
          (d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness (it being understood that nothing herein shall prevent the Loan Parties from paying intercompany Indebtedness to the extent expressly permitted by this Agreement). If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
     10.22 No Strict Construction.
     The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     10.23 Attachments.
     The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

VALUEVISION MEDIA, INC.
By:	/s/ William J. McGrath
	Name:	William J. McGrath
	Title:	Chief Financial Officer

VALUEVISION INTERACTIVE, INC.
By:	/s/ William J. McGrath
	Name:	William J. McGrath
	Title:	Chief Financial Officer

VVI FULFILLMENT CENTER, INC.
By:	/s/ William J. McGrath
	Name:	William J. McGrath
	Title:	Chief Financial Officer

VALUEVISION RETAIL, INC.
By:	/s/ William J. McGrath
	Name:	William J. McGrath
	Title:	Chief Financial Officer

VALUEVISION MEDIA ACQUISITIONS, INC.
By:	/s/ William J. McGrath
	Name:	William J. McGrath
	Title:	Chief Financial Officer
Signature Page to Credit Agreement

CRYSTAL FINANCIAL LLC, as Agent and as a Lender
By:	/s/ Joshua B. Franklin
	Name:	Joshua B. Franklin
	Title:	Managing Director
Signature Page to Credit Agreement

REGIMENT CAPITAL SPECIAL SITUATIONS FUND IV, L.P. (the “Fund”), as a Lender
By:	Regiment Capital IV GP, L.P. (“GPLP”), the Fund’s General Partner

By: Regiment Capital IV GP, LLC, GPLP’s General Partner

By:	/s/ Richard Miller
	Name:	Richard Miller
	Title:	Managing Director
Signature Page to Credit Agreement